Exhibit 99.1

BioAge Labs Reports First Quarter 2026 Financial Results and Provides Business Updates

Positive topline Phase 1 data for BGE-102, demonstrating potential best-in-class reductions among oral NLRP3 inhibitors in inflammatory biomarkers of cardiovascular risk

Phase 2 dose-ranging proof-of-concept trial of BGE-102 in cardiovascular risk planned to initiate in mid-2026, with data anticipated by end of year

Phase 1b/2a proof-of-concept trial of BGE-102 in diabetic macular edema (DME) planned to initiate in mid-2026, with data anticipated in mid-2027

Completed upsized follow-on public offering of $132.3 million

EMERYVILLE, Calif., May 8, 2026 (GLOBE NEWSWIRE) -- BioAge Labs, Inc. (NASDAQ: BIOA) ("BioAge” or, "the Company"), a clinical-stage biopharmaceutical company developing therapeutic product candidates for cardiometabolic diseases by targeting the biology of human aging, today provided business updates and reported its first quarter 2026 financial results.

“The positive topline Phase 1 data we reported for BGE-102 in April reinforce our conviction that we have a potential best-in-class NLRP3 inhibitor: a well-tolerated, once-daily oral therapy that could deliver the anti-inflammatory efficacy of injectables," said Kristen Fortney, Ph.D., CEO and co-founder of BioAge. "Our focus now is execution. We plan to initiate two BGE-102 proof-of-concept trials by mid-2026 — a Phase 2 dose-ranging trial in cardiovascular risk, and a Phase 1b/2a trial in diabetic macular edema — advancing BGE-102 as a potential 'pipeline in a pill' across cardiometabolic and ocular diseases. With the $132.3 million we raised in our upsized follow-on offering earlier this year, we have the capital to drive both programs through key milestones.”

First Quarter 2026 Business Highlights

NLRP3 inhibitor clinical development

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In April 2026, BioAge reported positive topline data from the Phase 1 trial of BGE-102, its oral, brain-penetrant NLRP3 inhibitor, including a newly announced 60 mg once-daily cohort in participants with obesity and elevated inflammation.
•
Across both 60 mg and 120 mg once-daily dose levels, BGE-102 achieved rapid and profound reductions in hsCRP, with median reductions of 86% from baseline, together with consistent reductions in IL-6 and fibrinogen.
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At both doses, 87–93% of participants on active treatment reached normalized hsCRP (<2 mg/L) — a threshold associated with reduced cardiovascular risk.
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BGE-102 was well tolerated across all dose levels evaluated. All treatment-emergent adverse events were mild to moderate in severity and self-limited, with no dose dependency. There were no serious adverse events, no treatment-emergent adverse events leading to discontinuation, and no clinically meaningful changes in vital signs, ECGs, or laboratory values.
•
Based on the full Phase 1 dataset, the Company plans to initiate a Phase 2 dose-ranging proof-of-concept trial of BGE-102 in participants at elevated cardiovascular risk in mid-2026, with topline data anticipated by year end.

BGE-102 indication expansion into ophthalmology

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In January 2026, BioAge announced the expansion of its BGE-102 development program into ophthalmology, with an initial proof-of-concept study planned in patients with DME.
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The Company plans to initiate a Phase 1b/2a proof-of-concept trial in mid-2026, with results anticipated in mid-2027.

APJ agonist program advancement

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BioAge continues to advance its oral and injectable APJ agonist development strategy, including a novel APJ agonist antibody that is the subject of an option agreement with JiKang Therapeutics. The Company intends to file its first IND for an APJ program by year-end 2026.

Upsized follow-on public offering

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In January 2026, BioAge completed an upsized follow-on public offering, with the underwriters' option to purchase additional shares exercised in full in February 2026, resulting in total gross proceeds of approximately $132.3 million.

Strategic partnerships and discovery platform

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BioAge's multi-year research collaboration with Novartis, focused on discovering novel therapeutic targets at the intersection of aging biology and exercise physiology, continued to advance, with multiple targets under evaluation.
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The Company also continued to progress its strategic collaboration with Lilly ExploR&D for the development of therapeutic antibodies targeting novel metabolic aging targets.

First Quarter 2026 Financial Results

Collaboration revenue was $2.8 million for the quarter ended March 31, 2026, compared to $1.5 million for the same period in 2025. The $1.3 million increase in collaboration revenue was due to increased full-time equivalent employee (FTE) effort under the Novartis collaboration agreement, resulting in higher revenue recognized based on progress toward satisfaction of the related performance obligation.

Research and development expenses were approximately $20.4 million for the quarter ended March 31, 2026, compared to $11.1 million for the same period in 2025. The $9.3 million increase in research and development expenses was primarily attributable to a $5.7 million increase in direct costs related to the BioAge’s BGE-102 program associated with the completion of the Phase 1 single ascending dose (SAD) / multiple ascending dose (MAD) clinical trial, preparation for the planned Phase 2 dose-ranging proof-of-concept trial evaluating BGE-102 in participants with elevated cardiovascular risk and planned Phase 1b/2a proof-of-concept trial in DME, each expected to initiate in mid-2026, and drug-product manufacturing. Additionally contributing to the increase was a $3.6 million increase in direct costs for other programs, which was primarily related to discovery and development activities related to BioAge’s novel apelin receptor APJ agonist programs, and a $0.8 million increase in allocated facility and other expenses primarily driven by an increase in non-program specific consulting fees. These increases were partially offset by a $0.8 million reduction in azelaprag direct costs following termination of development in January 2025.

General and administrative expenses were $7.7 million for the quarter ended March 31, 2026, compared to $6.8 million for the same period in 2025. The $0.9 million increase was primarily attributable to a $0.6 million increase in personnel-related expenses, largely due to an increase in stock-based compensation expense associated with new option grants issued to employees, executives, board members, and advisors, and a $0.4 million increase in legal fees, partially offset by a $0.1 million decrease in consulting expenses.

Net loss was $22.3 million for the quarter ended March 31, 2026, or $0.52 per weighted-average common share outstanding, basic and diluted, compared to a net loss of $12.9 million, or $0.36 per weighted-average common share outstanding, basic and diluted, for the same period in 2025.

As of March 31, 2026, BioAge had approximately $384.9 million in cash, cash equivalents, and marketable securities. Based on its current operating plan, BioAge estimates that existing cash and cash equivalents will be sufficient to fund operations and capital expenses through 2029.

About BioAge Labs, Inc.

BioAge is a clinical-stage biopharmaceutical company developing therapeutic product candidates for cardiometabolic diseases by targeting the biology of human aging. The Company's lead product candidate, BGE-102, is a potent, orally available, brain-penetrant small-molecule NLRP3 inhibitor being developed for cardiovascular risk and retinal diseases including diabetic macular edema. BGE-102 has completed a Phase 1 SAD/MAD trial demonstrating a well-tolerated profile and potential best-in-class reductions in hsCRP and other inflammatory biomarkers in participants with obesity and elevated inflammation. Phase 2 cardiovascular risk proof-of-concept data are anticipated by end of year 2026, and Phase 1b/2a diabetic macular edema proof-of-concept data are anticipated in mid-2027. The Company is also developing long-acting injectable and oral small molecule APJ agonists for obesity. BioAge’s additional preclinical programs, which leverage insights from the Company’s proprietary discovery platform built on human longevity data, address key pathways involved in metabolic aging.

Forward-looking statements

This press release contains “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as “aim,” “may,” “will,” “should,” “expect,” “forecast,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. All statements other than statements of historical fact contained in this press release, including without limitation statements regarding our plans to develop and commercialize our product candidates, including BGE-102 and our APJ programs, the potential for BGE-102 as a treatment for atherosclerotic cardiovascular disease risk reduction and diabetic macular edema, the expected timeline for data readouts from our ongoing Phase 1 clinical trial, the expected timing and results of our ongoing or planned preclinical studies and clinical trials, risks associated with clinical trials, including our ability to adequately manage clinical activities for BGE-102 and our APJ programs, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, the timing of and our ability to obtain and maintain regulatory approvals, the clinical utility of our future product candidates, our commercialization, marketing and manufacturing capabilities and strategy, our expectations about the willingness of healthcare professionals to use our product candidates, the sufficiency of our cash, cash equivalents and marketable securities, general economic conditions, the impact of industry and market conditions on our operations, including fluctuating interest rates and inflation, increased volatility in the debt and equity markets, legislative or regulatory healthcare reforms in the United States, significant political, trade or regulatory developments, including tariffs, federal government shutdowns, or shifting priorities within the U.S. Food and Drug Administration, cybersecurity incidents, and global regional conflicts, and the plans and objectives of management for future operations and capital expenditures are forward-looking statements.

The forward-looking statements in this press release are only predictions and are based largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of known and unknown risks, uncertainties and assumptions, including those described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in BioAge’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (SEC) on May 8, 2026, and BioAge’s other filings with the SEC filed from time to time.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. BioAge undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts

PR: Chris Patil, media@bioagelabs.com

IR: Dov Goldstein, ir@bioagelabs.com

Partnering: partnering@bioagelabs.com

Web: https://bioagelabs.com

BIOAGE LABS, INC.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share information)

	Three Months Ended
	March 31,
	2026	2025
Collaboration revenue	$2,772	$1,451
Operating expenses:
Research and development	$20,410	$11,109
General and administrative	7,737	6,788
Total operating expenses	28,147	17,897
Loss from operations	(25,375)	(16,446)
Other income (expense)
Interest expense	(39)	(255)
Interest and other income (expense), net	3,268	3,714
Gain (loss) from changes in fair value of warrants	(107)	59
Total other income (expense), net	3,122	3,518
Net loss	$(22,253)	$(12,928)
Net loss per share attributable to common stockholders, basic and diluted	$(0.52)	$(0.36)
Weighted-average common shares outstanding, basic and diluted	42,480,488	35,850,037
Comprehensive loss:
Net loss	(22,253)	(12,928)
Other comprehensive income (loss):
Unrealized holding gains (losses) on available-for-sale investments	(178)	29
Foreign currency translation adjustment	(27)	(10)
Total other comprehensive income (loss):	(205)	19
Total comprehensive loss	$(22,458)	$(12,909)

BIOAGE LABS, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share information)

	March 31,	December 31,
	2026	2025
Assets
Current Assets:
Cash and cash equivalents	$241,777	$188,888
Marketable securities, current	141,417	92,210
Accounts receivable	709	769
Prepaid expenses and other current assets	7,957	4,926
Total current assets	391,860	286,793
Investments	100	100
Marketable securities	1,680	4,032
Property and equipment, net	1,115	963
Operating lease right-of-use assets	2,684	2,785
Other assets	215	216
Total assets	$397,654	$294,889
Liabilities
Current Liabilities:
Accounts payable	$3,066	$2,674
Accrued expenses and other current liabilities	4,765	8,480
Current portion of term loan	1,159	2,648
Operating lease liabilities, current	646	582
Deferred revenue	6,191	5,754
Total current liabilities	15,827	20,138
Warrant liability	477	370
Operating lease liabilities	2,229	2,330
Total liabilities	18,533	22,838
Commitments and Contingencies (Note 7)
Stockholders’ Equity
Preferred stock, $0.00001 par value; 10,000,000 shares authorized as of March 31, 2026 and December 31, 2025; no shares issued or outstanding as of March 31, 2026 and December 31, 2025	—	—
Common stock, $0.00001 par value; 500,000,000 shares authorized as of March 31, 2026 and December 31, 2025; 44,386,785 and 37,386,908 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	—	—
Additional paid-in-capital	734,717	605,189
Accumulated other comprehensive income	73	278
Accumulated deficit	(355,669)	(333,416)
Total stockholders’ equity	379,121	272,051
Total liabilities and stockholders’ equity	$397,654	$294,889